TECHNE CORPORATION ANNOUNCES THE RETIREMENT OF
             G. ARTHUR HERBERT, A MEMBER OF ITS BOARD OF DIRECTORS


Minneapolis/May 19, 2009 - G. Arthur Herbert, a Techne Corporation (NASDAQ:
TECH) Director and member of its Audit Committee, Executive Compensation Committee and Nomination and Governance Committee, announced today that he is planning to retire at the end of his current term on October 29, 2009. Techne's shareholders reelect Directors on an annual basis. Mr. Herbert has decided to withhold his name for re-nomination as a Director for fiscal year 2010.

Mr. Herbert has been a Techne Director since 1989 and an investor in R&D Systems since 1980. He has had a very successful and rewarding 60 plus year working career as a U.S. Naval Officer, a venture capitalist, a management consultant and as a Director in numerous private and public companies. He received his Masters in Business Administration from Harvard University and Bachelor of Science in Engineering from the United States Naval Academy.

Mr. Thomas E. Oland, Techne's Chairman and CEO, said, "I have known and have had the privilege of working with Art Herbert for over 28 years. As a Techne Director he has been very influential and mentoring and took a personal interest in the development of our staff at all levels. He is a man of high integrity and honesty who acted in the best interests of our shareholders while simultaneously being a strong advocate for our employees. He is genuinely a very sincere and good man who is beloved by all of us including Directors and staff. We will miss him terribly but wish him good health and great happiness in his retirement years."

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854